Execution Version FIFTH SUPPLEMENTAL INDENTURE Fifth Supplemental Indenture (this “Supplemental Indenture”), dated as of November 7, 2024, among Crescent Gladiator LLC, a Delaware limited liability company, and Cheyenne Energy Services LLC, an Oklahoma limited liability company (each, a “Guaranteeing Subsidiary” and collectively, the “Guaranteeing Subsidiaries”), subsidiaries of Crescent Energy Finance LLC, a Delaware limited liability company (the “Company”), and U.S. Bank Trust Company, National Association, a national banking association, as trustee (the “Trustee”). W I T N E S S E T H WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of February 1, 2023 (the “Original Indenture”), as supplemented by the first supplemental indenture, dated as of July 20, 2023 (the “First Supplemental Indenture”), the second supplemental indenture, dated as of September 12, 2023 (the “Second Supplemental Indenture”), the third supplemental indenture, dated as of December 8, 2023 (the “Third Supplemental Indenture”), and the fourth supplemental indenture, dated as of September 3, 2024 (the “Fourth Supplemental Indenture,” and, the Original Indenture as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture, the “Indenture”) providing for the issuance of an unlimited aggregate principal amount of 9.250% Senior Notes due 2028 (the “Notes”); WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which each Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture. NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows: (1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture. (2) Agreement to Guarantee. Each Guaranteeing Subsidiary acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture and (i) hereby joins and becomes a party to the Indenture as indicated by its signature below as a Guarantor and (ii) acknowledges and agrees to (x) be bound by the Indenture as a Guarantor and (y) perform all obligations and duties required of a Guarantor pursuant to the Indenture. (3) No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or equity holder of the Company or any Guarantor or any Parent Company will have any liability for any obligations of the Company or the Guarantors under the

Notes, the Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. (4) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. (5) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts, which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or electronic (by ‘.pdf’ or other format) transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronically (by ‘.pdf’ or other format) shall be deemed to be their original signatures for all purposes. (6) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof. (7) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries. (8) Benefits Acknowledged. Upon execution and delivery of this Supplemental Indenture each Guaranteeing Subsidiary will be subject to the terms and conditions set forth in the Indenture. Each Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that its obligations as a result of this Supplemental Indenture are knowingly made in contemplation of such benefits. (9) Successors. All agreements of the Guaranteeing Subsidiaries in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

SIGNATURE PAGE TO FIFTH SUPPLEMENTAL INDENTURE (2028) IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written. CRESCENT ENERGY FINANCE LLC, as Company By: Crescent Energy OpCo LLC, its sole member By: Crescent Energy Company, its managing member By: Name: Brandi Kendall Title: Chief Financial Officer CRESCENT GLADIATOR LLC, as Guarantor By: Name: Todd Falk Title: Senior Vice President CHEYENNE ENERGY SERVICES LLC, as Guarantor By: Name: Todd Falk Title: Senior Vice President U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee By: Name: Title: Docusign Envelope ID: 0FF46B48-AE68-40CE-91F3-3C7D509BFB55